EXHIBIT 99.2 - ANNUAL REPORT OF ACCOUNTANT RELATIVE TO SERVICING





                           CARMAX AUTO SUPERSTORES, INC

                           2003-1 Certificate Opinion

                                   May 7, 2004



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                         Independent Accountants' Report



The Board of Directors
CarMax Auto Superstores, Inc.:


We have examined management's assertion about CarMax Auto Superstores, Inc.'s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement (see excerpt attached), dated May 1, 2003 (the Agreement), between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2003-1, for the period from May 29, 2003 through
February 29, 2004, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CarMax's compliance based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the period from May 29, 2003 through February 29, 2004 is fairly stated, in all material respects.


/s/ KPMG LLP


May 7, 2004




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                                Management Report




Management of CarMax Auto Superstores, Inc. (CarMax), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sale and Servicing Agreement dated May 1, 2003, (the "Agreement") between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2003-1.



Management has performed an evaluation of CarMax's compliance with the aforementioned section of the Agreement for the year ended February 29, 2004. Based upon this evaluation, management believes that, during the year ended February 29, 2004, CarMax, as Servicer, was materially in compliance with the aforementioned section of the Agreement.





CarMax, Inc. and subsidiaries





/s/ Austin Ligon                             /s/ Keith D. Browning
----------------                             ---------------------

Austin Ligon                                 Keith D. Browning

President and                                Executive Vice President and
Chief Executive Officer                      Chief Financial Officer







May 7, 2004


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Excerpt from SALE AND SERVICING AGREEMENT, dated as of May 1, 2003 between
CARMAX AUTO OWNER TRUST 2003-1, as Issuer, POOLED AUTO SECURITIES SHELF LLC, as Depositor, and CARMAX AUTO SUPERSTORES, INC., as Seller and Servicer


          SECTION 3.9 Servicer's Certificate. On or before the Determination Date immediately preceding each Distribution Date, the Servicer shall deliver to the Depositor, the Seller, the Owner Trustee, the Indenture Trustee and each Paying Agent, with a copy to the Rating Agencies, a certificate of a Servicing Officer substantially in the form of Exhibit B (a "Servicer's Certificate") and attached to a Servicer's report containing all information necessary to make the transfers and distributions pursuant to Sections 4.5, 4.6 and 4.7, together with the written statements to be furnished by the Owner Trustee to the Certificateholders pursuant to Section 4.9 and by the Indenture Trustee to the Noteholders pursuant to Section 4.9 and pursuant to Section 6.6 of the Indenture. The Servicer shall separately identify (by account number) in a written notice to the Depositor, the Owner Trustee and the Indenture Trustee the Receivables to be repurchased by the Seller or to be purchased by the Servicer, as the case may be, on the Business Day preceding such Distribution Date, and, upon request of one of the foregoing parties, each Receivable which became a Defaulted Receivable during the related Collection Period. The Servicer shall deliver to the Rating Agencies any information, to the extent it is available to the Servicer, that the Rating Agencies reasonably request in order to monitor the Trust.